Exhibit 5.10

April 12, 2013

Reliance Steel & Aluminum Co.

350 South Grand Avenue, Suite 5100

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as special local counsel in the States of Georgia and Illinois and the Commonwealth of Pennsylvania, as applicable, with respect to (i) Chatham Steel Corporation, a Georgia corporation (“Chatham”), Infra-Metals Co., a Georgia corporation (“Infra-Metals”), and Phoenix Corporation, a Georgia corporation (“Phoenix”, and together with Chatham and Infra-Metals, the “Georgia Guarantors”), (ii) Clayton Metals, Inc., an Illinois corporation (“Clayton”), LBT, Inc., an Illinois corporation (“LBT”), Liebovich Bros., Inc., an Illinois corporation (“Liebovich”), and Sugar Steel Corporation, an Illinois corporation (“Sugar Steel”, and together with Clayton, LBT and Liebovich, the “Illinois Guarantors”), and (iii) Allegheny Steel Distributors, Inc., a Pennsylvania corporation (“Allegheny”), Chapel Steel Corp., a Pennsylvania corporation (“Chapel”), Diamond Manufacturing Company, a Pennsylvania corporation (“Diamond”), and Toma Metals, Inc., a Pennsylvania corporation (“Toma”, and together with Allegheny, Chapel and Diamond, the “Pennsylvania Guarantors”) in connection with the Guarantees (defined below) that will be provided by the Georgia Guarantors, the Illinois Guarantors, and the Pennsylvania Guarantors (collectively, the “Opinion Guarantors”) in connection with the offering by Reliance Steel & Aluminum Co., a California corporation (“Reliance”), of its 4.500% Senior Notes due 2023 (the “Notes”), pursuant to the registration statement on Form S-3 (File No. 333-187666) (the “Registration Statement”) and the prospectus contained therein filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the prospectus supplement dated April 9, 2013 relating to the Notes (with the supplement, the “Prospectus”). The Notes will be issued pursuant to an Indenture among Reliance, the subsidiary guarantors named therein (the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), dated April 12, 2013, as supplemented by a First Supplemental Indenture thereto dated April 12, 2013 (as supplemented, the “Indenture”). The Notes will be guaranteed by each of the Opinion Guarantors and the other Guarantors (the “Guarantees”).

A.            Documents Reviewed

In rendering the opinions expressed below, we have examined the originals of, or certified copies of, or otherwise authenticated to our satisfaction, the documents set forth below.  Except as noted or the context implies otherwise, all of the following documents are dated as of the date hereof:

1.             the Indenture;

2.             the Articles of Incorporation of each of the Georgia Guarantors, each certified by the Secretary of State of the State of Georgia on April 1, 2013 (collectively, the “Georgia Articles of Incorporation”);

3.             the Articles of Incorporation of each of the Illinois Guarantors, each certified by the Secretary of State of the State of Illinois on March 27, 2013 (collectively, the “Illinois Articles of Incorporation”);

4.             the Articles of Incorporation of each of the Pennsylvania Guarantors, each  certified by the Secretary of State of the Commonwealth of Pennsylvania on March 29, 2013 (collectively, the “Pennsylvania Articles of Incorporation”, and together with the Georgia Articles of Incorporation and the Illinois Articles of Incorporation, the “Articles of Incorporation”);

5.             the Bylaws of each of the Opinion Guarantors, each certified as of the date hereof by an officer of the applicable Opinion Guarantor (collectively, the “Bylaws”);

6.             a certificate of existence from the Secretary of State of the State of Georgia for each of the Georgia Guarantors, each dated March 25, 2013 and a bring down certificate of existence from the Secretary of State of the State of Georgia for each of the Georgia Guarantors, each dated April 10, 2013 (collectively, the “Georgia Good Standing Certificates”);

7.             a certificate of good standing from the Secretary of State of the State of Illinois for each of the Illinois Guarantors, each dated March 25, 2013 and a bring down certificate of good standing from the Secretary of State of the State of Illinois for each of the Illinois Guarantors, each dated April 10, 2013 (collectively, the “Illinois Good Standing Certificates”);

8.             a certificate of good standing from the Secretary of State of the Commonwealth of Pennsylvania for each of the Pennsylvania Guarantors, each dated March 25, 2013 and a bring down certificate of good standing from the Secretary of State of the Commonwealth of Pennsylvania for each of the Pennsylvania Guarantors, each dated April 10, 2013 (collectively, the “Pennsylvania Good Standing Certificates”, and together with the Georgia Good Standing Certificates and the Illinois Good Standing Certificates, the “Good Standing Certificates”);

9.             resolutions of the Board of Directors of each of the Opinion Guarantors authorizing the transactions contemplated by the Indenture, which resolutions have been certified as of the date hereof by an officer of the applicable Opinion Guarantor, (collectively, the “Resolutions”);

10.          a secretary’s certificate (including an incumbency certificate) of the Guarantors (including the Opinion Guarantors), dated the date hereof, containing certain factual representations and confirming certain matters as well as certifying and attaching copies of the Articles of Incorporation, the Bylaws, the Resolutions, and the Good Standing Certificates; and

11.          such other documents, certificates and matters of law as we have deemed necessary in connection with the opinions hereinafter set forth.

The documents listed as items 1 through 11 above are sometimes collectively referred to herein as the “Documents”.

B.            Opinions

Based on the foregoing and subject to the assumptions, qualifications and limitations set forth in Section C below, it is our opinion that:

1.             Each of the Georgia Guarantors is validly existing and in good standing in the State of Georgia.

2.             Each of the Illinois Guarantors is validly existing and in good standing in the State of Illinois.

3.             Each of the Pennsylvania Guarantors is validly existing and in good standing in the Commonwealth of Pennsylvania.

4.             Each Georgia Guarantor has the corporate power under the laws of the State of Georgia to enter into and perform its respective obligations under the Indenture.

5.             Each Illinois Guarantor has the corporate power under the laws of the State of Illinois to enter into and perform its respective obligations under the Indenture.

6.           Each Pennsylvania Guarantor has the corporate power under the laws of the Commonwealth of Pennsylvania to enter into and perform its respective obligations under the Indenture.

7.             The execution of the Indenture by each Opinion Guarantor has been duly authorized by all necessary corporate action of each Opinion Guarantor.

8.             The Indenture provides that it shall be construed and enforced in accordance with the substantive laws of the State of New York.  We believe that under applicable Georgia case law, a Georgia court or a federal court sitting in Georgia as the forum state and applying Georgia conflict of law rules should give effect to the designation by the parties of New York law as the governing law with respect to the Indenture unless it were to determine that (i) the State of New York has no substantial relationship to the parties or the transaction or (ii) the result obtained from applying New York law would be contrary to Georgia public policy.

9.             The Indenture contains provisions whereby the parties have agreed that the laws of the State of New York, rather than the laws of the State of Illinois, will govern the Indenture. Except for procedural matters, we believe that under applicable Illinois case law, an Illinois court or a federal court sitting in Illinois as the forum state and applying Illinois conflict of law rules  should give effect to the designation by the parties of New York law as the governing law with respect to the Indenture unless it were to determine that (i) the State of New York has no substantial relationship to the parties or the transaction and there is no other reasonable basis for the parties’ choice of New York law or (ii) the State of Illinois or any other state has a materially greater interest than the State of New York in the determination of a particular issue and the application of New York law would be contrary to a fundamental policy of the State of Illinois or such other state.

10.          The Indenture contains provisions whereby the parties have agreed that the laws of the State of New York, rather than the laws of the Commonwealth of Pennsylvania, will govern the Indenture. Except for procedural matters, we believe that under applicable Pennsylvania case law, a Pennsylvania court or a federal court sitting in the Commonwealth of Pennsylvania as the forum state and applying Pennsylvania conflict of law rules should give effect to the designation by the parties of New York law as the governing law with respect to the Indenture unless it were to determine that (i) the State of New York has no substantial relationship to the parties or the transaction and there is no other reasonable basis for the parties’ choice of New York law or (ii) the Commonwealth of Pennsylvania or any other state has a materially greater interest than the State of New York in the determination of a particular issue and the application of New York law would be contrary to a fundamental policy of the Commonwealth of Pennsylvania or such other state.

C.            Assumptions, Qualifications and Limitations

The opinions set forth in this letter are subject to the following assumptions, qualifications and limitations:

1.             With respect to our opinions in paragraphs 1, 2 and 3 regarding the good standing of the Opinion Guarantors, we have relied solely on the Good Standing Certificates.

2.             The enforceability of the Indenture in accordance with its terms is subject: (i) to the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally; (ii) to general principles of equity, whether applied by a court of law or equity, including the exercise of discretionary powers by any court before which specific performance, injunctive relief, the appointment of a receiver or other traditional equitable remedies may be sought; (iii) to other applicable laws and judicial decisions limiting such enforceability; provided, that such equitable principles and other laws and judicial decisions referred to above do not render the Indenture invalid as a whole, and there exist, in the Indenture or pursuant to applicable law, legally adequate remedies for realization of the principal benefits intended to be provided by the Indenture, subject to the economic consequences of any delay which may result from such laws or judicial decisions; and (iv) to qualifications to the extent of the enforceability of any provisions of the Indenture that provide that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that each and every remedy shall be cumulative and in addition to every other remedy, or that any delay or omission to exercise any right or remedy shall not impair any other right or remedy or constitute a waiver thereof.

3.             We express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Indenture:  (i) provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own willful, reckless or criminal acts, or negligence or failure to act in good faith or in accordance with the standards of reasonableness or to the extent that the same are inconsistent with the public policy underlying any law, rule or regulation; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iii) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts; (iv) provisions purporting to exclude conflicts-of-law rules; (v) provisions providing that decisions by a party are conclusive or may be made in its sole discretion; (vi) provisions permitting modifications or waiver thereof only by means of an agreement signed in writing by the parties thereto; (vii) provisions imposing penalties or forfeitures or any late charges, prepayment penalties, default interest or other similar provisions which may be deemed to constitute penalties; (viii) provisions allowing any party to declare indebtedness due and payable without notice (as some courts have held that acceleration may not be made except by an unequivocal act of the holder evidencing acceleration, which may include notice to the debtor); (ix) specific performance of provisions covenanting to take action the taking of which is discretionary with or subject to the approval of a third party (other than a subsidiary) or which is otherwise subject to contingencies the fulfillment of which are not within the control of the parties so covenanting; and (x) provisions providing for specific performance and appointment of a receiver.

4.             In addition to the foregoing general caveats regarding the effect of bankruptcy or insolvency laws on the enforceability of the Indenture, we express no opinion with respect to the possible effect of Sections 544, 547, 548 and 550 of the U.S. Bankruptcy Code on the validity or enforceability of any guaranties granted to guarantee the obligations of another person that is not directly or indirectly owned in whole or in part by the person granting the guaranty.

5.             We express no opinion regarding the creation, perfection or priority of any security interests in any real or personal property.

6.             We express no opinion herein as to the validity, enforceability or legality of the provisions of the Indenture pertaining to late charges or fees, forfeitures, liquidated or other pre-measured damages or limitations thereon, or any prepayment premiums or charges.

7.             We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures not witnessed by us, the legal capacity of natural persons and the conformity to authentic original documents of all documents submitted to us as copies.  We have also assumed that the Indenture reviewed by us contains the entire agreement of the parties with respect to the transactions contemplated thereby and that there are no other oral or written agreements between the parties that would modify the Indenture.

8.             Except for the Opinion Guarantors, we have assumed that each other party to the Indenture has the requisite power and authority to enter into and perform its respective obligations under the Indenture and has duly authorized and executed and delivered the Indenture, and that such Indenture is valid, binding and enforceable against such other parties.

9.             We have not made an independent review of any contract or agreement which may have been executed by or which may now be binding upon the Opinion Guarantors, except for the Indenture.

10.          As to questions of fact material to our opinions, we have relied upon and assumed the correctness of certificates by public officials and by representatives of the Opinion Guarantors, and the factual representations and warranties set forth in the Documents.  We have no current actual knowledge of whether the certificates, representations and warranties we have relied upon contain any untrue statement of a material fact.

11.          We are attorneys admitted to practice law in the States of Georgia and Illinois, and the Commonwealth of Pennsylvania, and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the States of Georgia and Illinois, the Commonwealth of Pennsylvania, and the federal laws of the United States of America, nor have we consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions. Furthermore, we are not opining with respect to or regarding any matters concerning the laws of the State of New York, notwithstanding the selection of such State as the governing law of the Indenture.

12.          This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.  In particular, we have rendered no opinion herein with respect to any: (a) ordinance or regulation requiring any zoning, planning, building, occupancy or other similar approval or permit or any other ordinance or regulation of any county, municipality, township or other political subdivision; (b) pension and employee benefit laws and regulations; (c) federal or state antitrust and unfair competition laws and regulations; (d) federal or state laws or regulations concerning filing or notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio); (e) compliance with fiduciary duty requirements; (f) federal or state environmental laws or regulations; (g) state securities or Blue Sky laws or regulations; (h) federal or state laws or regulations governing the marketing or sale of land, lots, condominiums or mobile homes; (i) federal or state land use and subdivision laws or regulations; (j) federal or state racketeering laws or regulations (e.g., RICO); (k) federal or state health and safety laws or regulations (e.g., OSHA); (l) federal or state labor laws or regulations; (m) federal or state laws, regulations and policies concerning national emergency, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws; (n) Federal Reserve Board margin regulations; (o) except as expressly provided herein, federal or state laws; or (p) other federal or state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

13.          As special local counsel to the Opinion Guarantors, our representation of the Opinion Guarantors is necessarily limited to such specific and discrete matters as have been referred to us from time to time by representatives of the Opinion Guarantors.  Accordingly, we do not have, and you should not infer from our representation of the Opinion Guarantors in this particular instance that we have, any knowledge of the Opinion Guarantors’ affairs or transactions other than as expressly set forth in this opinion letter.

14.          The opinions contained in this opinion letter merely constitute expressions of our reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.

15.          The opinions expressed herein are as of the date hereof and are rendered solely in connection with the transactions contemplated herein, and may only be relied upon by the addressees hereof and Davis Polk & Wardwell LLP, special counsel to Reliance, who may rely upon this opinion letter solely in connection with the offering of the Notes and the Guarantees.  In addition, we hereby consent to the filing of this opinion letter as an exhibit to Reliance’s current report on Form 8-K on the date hereof, its incorporation by reference into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Other than as set forth in the preceding paragraph, no other person or entity may rely, in any manner whatsoever, on the opinions contained herein.  Other than as set forth in the preceding paragraph, this opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.  We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP